Issuer Free Writing Prospectus
                                                  filed pursuant to Rule 433
                                                  Registration No. 333-132747
                                                  Dated June 2, 2006


UBS AG Enhanced Appreciation Securities
Linked to the Dow Jones-AIG Precious Metals Index(sm)
OFFERING ENHANCED RETURNS IN A MODERATE RETURN ENVIRONMENT

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INDICATIVE TERMS
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  Issuer                   UBS AG
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  Issue Price              $10.00 per Note
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  Underlying Index         Dow Jones-AIG Precious Metals Index(sm)
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  Term                     12 months
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  Payment on               Investors will receive a cash payment at
  Maturity Date            maturity that is based on the Index Return:

                           IF THE INDEX RETURN IS POSITIVE, THE INDEX
                           RETURN WILL BE TRIPLED, SUBJECT TO A
                           MAXIMUM GAIN ON THE NOTES OF BETWEEN
                           17.50% AND 20.00%, TO BE DETERMINED ON
                           THE TRADE DATE.

                           IF THE INDEX RETURN IS NEGATIVE, INVESTORS
                           ARE EXPOSED TO THE FULL DECLINE IN THE INDEX
                           AND WILL LOSE SOME OR ALL OF THEIR
                           PRINCIPAL AMOUNT.
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  Index Return             Index Ending Level--Index Starting Level
                           ----------------------------------------
                                     Index Starting Level
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  Index Starting Level     The closing level of the Index on the Trade Date
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  Index Ending Level       The closing level of the Index on the Final
                           Valuation Date
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  Trade Date*              June 22, 2006
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  Settlement Date*         June 28, 2006
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  Final Valuation
  Date*                    June 25, 2007
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  Maturity Date*           June 29, 2007
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*Expected
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 PRODUCT DESCRIPTION
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Enhanced Appreciation Securities linked to the Dow Jones-AIG Precious Metals
Index(sm) (the "Index") perform best in a moderate-return environment. Provided that there is a positive Index Return at maturity, the Notes will provide the Investor an opportunity to outperform the Index by a measure of 3 to 1, up to a pre-determined maximum gain. If the Index declines, the return on the Notes will be equal to the percentage decline in the Index.

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 BENEFITS
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[ ]  Strategically addresses moderate-return market environments

[ ] 3x leverage feature provides enhanced participation in upside appreciation, while maintaining 1 to 1 downside exposure

[ ] Diversification: Currently provides portfolio exposure to 2 futures contracts on physical commodities

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SCENARIO ANALYSIS AT MATURITY
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ASSUMPTIONS: 3x POSITIVE INDEX RETURN TO A 18.50% MAXIMUM GAIN; 1x NEGATIVE
             INDEX RETURN


  [GRAPHIC OMITTED]


 INDEX                            NOTE
 RETURN                           RETURN
 ------                           ------

 20%                              18.50%
 10%    3x Index Return to Cap    18.50%
6.167%                            18.50%

 4%                               12%
 3%                               9%
 2%        3x Index Return        6%
 1%                               3%
 0%                               0%
 -5%                              -5%
 -10%      1x Index Downside >    -10%
 -20%                             -20%


This offering summary represents a summary of the terms and conditions of the Notes. We encourage you to read the preliminary prospectus supplement and accompanying prospectus related to this offering dated June 2, 2006.

                                                  Issuer Free Writing Prospectus
                                                  filed pursuant to Rule 433
                                                  Registration No. 333-132747
                                                  Dated June 2, 2006

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 INDEX DESCRIPTION
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THE DOW JONES-AIG PRECIOUS METALS INDEX(sm)
The Index is currently composed of two futures contracts on physical commodities, namely gold and silver, traded on U.S. exchanges. The relative weights of gold and silver in the Index as of May 30, 2006 are 73% and 27%, respectively. The Index is a sub-index of, and derived from, the Dow Jones-AIG Commodity Index.

HISTORICAL PERFORMANCE OF THE INDEX IS NOT INDICATIVE OF FUTURE RESULTS.

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 HISTORICAL PERFORMANCE OF THE INDEX
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The graph below illustrates the performance of the index from 1/30/87 to 5/30/06
- BLOOMBERG L.P.


                                [GRAPH OMITTED]

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 INVESTOR SUITABILITY AND KEY RISKS
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THE NOTES MAY BE SUITABLE FOR YOU IF:
o You believe that the Index will appreciate over the term of the Notes and that such appreciation is unlikely to exceed between 17.50% and 20.00%, the maximum gain on the Notes at maturity.
o   You are willing to hold the Notes to maturity.
o You are willing to make an investment that is exposed to the full downside performance risk of the Index.
o   You seek an investment with a return linked to the performance of the Index.
o You are willing to accept the risk of fluctuations in commodity prices in general and exchange traded futures contracts on physical commodities in particular.
o   You do not seek current income from this investment.


THE NOTES MAY NOT BE SUITABLE FOR YOU IF:
o   You seek current income from your investment.
o You seek an investment that is exposed to the full upside performance of the Index or you are unwilling to make an investment that is exposed to the full downside performance risk of the Index.
o You believe that the Index is not likely to appreciate over the term of the Notes, or you believe that the Index will appreciate over the term of the Notes and that such appreciation will be in an amount greater than between 17.50% and 20.00%, the maximum gain on the Notes at maturity.
o   You seek an investment for which there will be an active secondary market.
o   You are unable or unwilling to hold the Notes to maturity.
o You prefer the lower risk, and therefore accept the potentially lower returns, of fixed income investments with comparable maturities and credit ratings.
o You are not willing to create an overconcentrated position in a limited number of commodities by owning the Notes.

KEY RISKS:
o You may lose some or all of your principal--the Notes are fully exposed to any decline in the level of the Index (as measured by the Index Return).
o You can only earn the maximum gain on the Notes if you hold your Notes to maturity.
o Your appreciation potential is limited by the maximum gain on the Notes at maturity.
o Potential overconcentration--The exchange-traded physical commodities underlying the futures contracts included in the Index may be concentrated in one commodity sector, Precious Metals, and may carry similar risks to that of a concentrated securities investment in one sector or industry.
o   You will not receive any interest or dividend payments.
o The Notes will not be listed, and there will not be an active secondary trading market.

INVESTORS ARE URGED TO REVIEW "RISK FACTORS" IN THE PRELIMINARY PROSPECTUS SUPPLEMENT RELATING TO THIS OFFERING FOR A MORE DETAILED DESCRIPTION OF THE RISKS RELATED TO AN INVESTMENT IN THE NOTES.

THE RETURNS ON UBS STRUCTURED NOTES ARE LINKED TO THE PERFORMANCE OF THE RELEVANT UNDERLYING ASSET OR INDEX. INVESTING IN A STRUCTURED NOTE IS NOT EQUIVALENT TO INVESTING DIRECTLY IN THE UNDERLYING ASSET OR INDEX. BEFORE INVESTING, INVESTORS SHOULD CAREFULLY READ THE DETAILED EXPLANATION OF RISKS, TOGETHER WITH OTHER INFORMATION IN THE RELEVANT OFFERING MATERIALS DISCUSSED BELOW, INCLUDING BUT NOT LIMITED TO INFORMATION CONCERNING THE TAX TREATMENT OF THE INVESTMENT. UBS AG HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE SEC FOR THE OFFERING TO WHICH THIS COMMUNICATION RELATES. BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS IN THAT REGISTRATION STATEMENT AND OTHER DOCUMENTS UBS AG HAS FILED WITH THE SEC FOR MORE COMPLETE INFORMATION ABOUT UBS AG AND THIS OFFERING. YOU MAY GET THESE DOCUMENTS FOR FREE BY VISITING EDGAR ON THE SEC WEB SITE AT WWW.SEC.GOV. ALTERNATIVELY, YOU CAN REQUEST THE PROSPECTUS BY CALLING TOLL-FREE AT 1-800-413-9657